Exhibit 8.1

250 VESEY STREET • NEW YORK, NEW YORK 10281.1047

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

November 9, 2018

TransDigm UK Holdings plc

Suite 1, 3rd Floor 11-12 St. James Square

London, United Kingdom SW1Y 4LB

Re:	Registration Statement on Form S-4 Filed by TransDigm UK Holdings plc

Ladies and Gentlemen:

We have acted as counsel for TransDigm UK Holdings plc, a public limited company incorporated under the laws of England and Wales (“TransDigm”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange of up $500,000,000 aggregate principal amount of 6.875% senior subordinated notes due 2026 of TransDigm for an equal principal amount of 6.875% senior subordinated notes due 2026 outstanding on the date hereof.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In this examination, we have assumed the authenticity of all documents, the genuineness of signatures thereon, and the legal capacity of the signatories to sign on behalf of the entities for which they signed. This opinion is based on various facts and assumptions, including the factual representations of TransDigm regarding its business, properties and governing documents.

Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein and in the Registration Statement, the statements in the Registration Statement under the caption “Certain U.S. Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion as to the U.S. federal income tax consequences of the matters described therein.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect.

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TransDigm UK Holdings plc

November 9, 2018

We express no opinion on any issue relating to tax matters other than U.S. federal income tax matters, and we express no opinion as to the applicability or effect of any state, local or non-U.S. tax laws, and any U.S. federal tax other than income tax, such as estate and gift tax.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day